Exhibit 10.1

EXCLUSIVE LICENSE AGREEMENT

This Exclusive License Agreement (this “Agreement”) is made effective as of September 11, 2007 (the “Effective Date”) by and between Alphatec Spine, Inc., a Delaware corporation with an address of 2051 Palomar Airport Road, Suite 100, Carlsbad, California 92008 (“Licensee”), and JGMG Bengochea, LLC, a Florida limited liability company, with an address of 4901 VanDiveer Rd., Jacksonville FL 32210 (“Licensor”). Licensee and Licensor are each hereafter referred to individually as a “Party” and together as the “Parties”.

WHEREAS, Licensor is the owner of or otherwise controls certain proprietary Licensed Patents and Licensed Technology (as defined below); and

WHEREAS, Licensee desires to obtain a license from Licensor under such Licensed Patents and Licensed Technology to develop and commercialize Licensed Products (as defined below); and

WHEREAS, Licensor desires to grant such license to Licensee on the terms and subject to the conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows.

1. DEFINITIONS

Whenever used in the Agreement with an initial capital letter, the terms defined in this Article 1 shall have the meanings specified.

1.1 “Change of Control” shall mean (a) the sale or disposition of all or substantially all the assets of the Licensee or its parent corporation; or (b) the reorganization, merger, consolidation, or similar transaction involving the Licensee or its parent corporation which results in the voting securities of such entity outstanding immediately prior to that transaction ceasing to represent at least 50% of the combined voting power of the surviving entity immediately after such transaction.

1.2 “Confidential Information” shall mean with respect to a Party (the “Receiving Party”), all information which is disclosed by the other Party (the “Disclosing Party”) to the Receiving Party hereunder or to any of its employees, consultants, affiliates, licensees or sublicensees, except to the extent that the Receiving Party can demonstrate by written record or other suitable physical evidence that such information, (a) as of the date of disclosure is demonstrably known to the Receiving Party or its affiliates other than by virtue of a prior confidential disclosure to such Party or its affiliates; (b) as of the date of disclosure is in, or subsequently enters, the public domain, through no fault or omission of the Receiving Party; (c) is obtained from a Third Party having a lawful right to make such disclosure free from any obligation of confidentiality to the Disclosing Party; or (d) is independently developed by or for the Receiving Party without reference to or reliance upon any Confidential Information of the Disclosing Party.

1.3 “Design Freeze” shall mean, with respect to a particular Licensed Product, the date on which the Licensee has made a written decision that the design engineering with respect to such Licensed Product is complete and such Licensed Product is ready for volume production.

1.4 “GLIF Product” shall mean the guided lumbar interbody fusion system and the corresponding implants and instrumentation.

1.5 “Improvements” shall mean any enhancement, invention or discovery created or identified or controlled by Licensor during the Royalty Term, which constitutes an improvement to the subject matter of the Licensed Patent Rights or Licensed Technology.

1.6 “Indemnitees” and “Indemnifying Party” shall mean a Party, its affiliates and their respective directors, officers, employees, stockholders and agents and their respective successors, heirs and assigns.

1.7 “Licensed Patent Rights” shall mean (a) any of the patent applications described in Schedule A attached hereto, and any divisional, continuation, continuation-in-part (to the extent that the continuation-in-part is entitled to the priority date of an initial patent or patent application which is the subject of this Agreement), reissue, reexamination, registration, renewal, or extension, or any patent issuing therefrom or any supplementary protection certificates related thereto; or (b) any patent application arising from the Licensed Technology, and any divisional, continuation, continuation-in-part (to the extent that the continuation-in-part is entitled to the priority date of an initial patent or patent application which is the subject of this Agreement), reissue, reexamination, registration, renewal, or extension, or any patent issuing therefrom or any supplementary protection certificates related thereto.

1.8 “Licensed Product” shall mean any product sold by Licensee or its affiliates or Sublicensees that, absent the license provided in this Agreement, would infringe a Valid Claim of the Licensed Patent Rights, including without limitation Valid Claims of the Licensed Patent Rights covering the GLIF Product.

1.9 “Licensed Technology” shall mean and include all Technology, whether or not patentable, including but not limited to, techniques and materials, owned or controlled by Licensor as of the Effective Date or which becomes owned or controlled by Licensor during the Royalty Term that (a) (i) is related to any patent or patent application included in the Licensed Patent Rights, (ii) is necessary or useful for Licensee to practice the license granted to it hereunder, and (iii) which is not in the public domain; or (b) (i) is related to any of the products listed on Exhibit B attached hereto, (ii) is necessary or useful for Licensee to practice the license granted to it hereunder, and (iii) which is not in the public domain.

1.10 “Licensee Inventions” shall mean any enhancement, invention or discovery created or identified, owned or controlled by Licensee that does not fall within the Licensed Technology.

1.11 “Market Launch” shall mean, with respect to a Licensed Product, the first full-scale national commercial launch of such Licensed Product following the Licensee's building of an amount of inventory necessary to conduct such full-scale national commercial launch.

1.12 “Net Sales” shall mean the amount received by Licensee for all Licensed Products sold by Licensee, its affiliates or Sublicensees to Third Parties throughout the Territory during each calendar quarter, less the following amounts incurred or paid by Licensee or its affiliates or Sublicensees during such calendar quarter with respect to sales of Licensed Products regardless of the calendar quarter in which such sales were made:

(a) trade, cash and quantity discounts or rebates actually allowed or taken, including discounts or rebates to governmental or managed care organizations;

(b) credits or allowances actually given or made for rejection of, and for uncollectible amounts on, or return of previously sold Licensed Products (including Medicare and similar types of rebates);

(c) any charges for insurance, freight, and other transportation costs directly related to the delivery of Licensed Product to the extent included in the gross invoiced sales price;

(d) any tax, tariff, duty or governmental charge levied on the sales, transfer, transportation or delivery of a Licensed Product (including any tax such as a value added or similar tax or government charge) borne by the seller thereof, other than franchise or income tax of any kind whatsoever; and

(e) any import or export duties or their equivalent borne by the seller.

“Net Sales” shall not include sales or transfers between Licensee and its affiliates or Sublicensees, unless the Licensed Product is consumed by the affiliate or Sublicensee.

1.13 “Royalty Term” shall mean, with respect to each Licensed Product, the period commencing on the Effective Date and continuing on a country-by-country, and product-by-product basis until the longer of (a) the last to expire of the Licensed Patent Rights covering the Licensed Product, or (b) [***] years from the Effective Date.

1.14 “Sublicensee” shall mean any Third Party to whom Licensee grants a sublicense of some or all of the rights granted to Licensee under this Agreement.

1.15 “Technology” shall mean and include any and all unpatented, proprietary ideas, inventions, discoveries, Confidential Information, data, results, formulae, designs, images, specifications, instruction manuals, SOPs, methods, processes, techniques, ideas, know-how, technical information (including, without limitation, structural and functional information), notebooks, process information, pre-clinical information, clinical information, and any and all proprietary control and manufacturing data and materials.

1.16 “Term” shall mean the period commencing on the Effective Date and continuing until the end of the last Royalty Term, unless this Agreement is terminated or expires sooner in accordance with the terms of this Agreement.

1.17 “Territory” shall mean all countries and jurisdictions of the world.

1.18 “Third Party” shall mean any person or entity other than Licensee, Licensor and their respective affiliates.

1.19 “Valid Claim” shall mean a claim indicated as allowable in an issued, unexpired patent or in a pending patent application within the Licensed Patent Rights that (a) has not been finally cancelled, withdrawn, abandoned or rejected by any administrative agency or other body of competent jurisdiction, (b) has not been revoked, held invalid, or declared unpatentable or unenforceable in a decision of a court or other body of competent jurisdiction that is unappealable or unappealed within the time allowed for appeal, (c) has not been rendered unenforceable through disclaimer or otherwise, and (d) is not lost through an interference proceeding.

2. GRANT OF RIGHTS

2.1 License to Licensee.

2.1.1 Grant of License. Licensor hereby grants to Licensee an exclusive, royalty-bearing license, including the right to grant sublicenses in accordance with Section 2.1.2, under the Licensed Patent Rights and Licensed Technology and Licensor’s interest in any Improvements, to develop, have developed, make, have made, use, have used, sell, offer for sale, have sold, import, have imported, export and have exported, Licensed Products and to practice the Licensed Technology in the Territory, for any and all uses, subject to the terms and conditions of this Agreement.

2.1.2 Right to Sublicense. Licensee shall have the right to grant sublicenses to any Sublicensee to all or any portion of its rights under the license granted pursuant to this Section.

2.1.3 Retained Rights. Subject to the other terms of this Agreement, Licensor retains no right to use the Licensed Technology or practice the Licensed Patent Rights or to use Licensor’s interest in Improvements.

3. RESPONSIBILITY FOR LICENSED PRODUCTS.

3.1 Responsibility and Assistance.

3.1.1 Responsibility. From and after the Effective Date, Licensee shall have full control and authority over the development, commercialization and regulatory approval of Licensed Products in the Territory. Licensee shall own all Licensee Inventions and data, results and all other information arising from any such activities under this Agreement. All activities relating to development and commercialization under this Agreement shall be undertaken at Licensee’s sole cost and expense, except as otherwise expressly provided in this Agreement.

3.1.2 Licensor Assistance. Licensor agrees that it shall provide commercially reasonable assistance to the Licensee, to the extent that such assistance does not interfere with [***] practice of medicine, in connection with the development, commercialization and regulatory approval of (i) the GLIF Product, and (ii) Licensed Product's that relate to the Licensed Technology set forth on Exhibit B attached hereto. The Parties agree that the Licensor shall not be required to provide more than [***] per calendar quarter providing such assistance. In addition, the Parties agree that if the Licensee requests that such assistance be performed outside of the [***] that the Licensor shall be compensated at a rate of [***] per hour. Licensor shall promptly disclose to the Licensee all Licensed Patent Rights and all Licensed Technology which are created, become owned or controlled by the Licensor during the [***] following the Effective Date. Licensee shall reimburse Licensor for any reasonable out-of-pocket expenses in connection therewith.

4. PAYMENTS AND ROYALTIES

4.1 Common Stock Issuance; Milestone Payments and Royalty Payments.

4.1.1 Common Stock Issuance. Within thirty (30) days of the Effective Date Licensee shall issue to Licensor seven hundred fifty thousand (750,000) shares of Alphatec Holdings, Inc. Common Stock (the “Common Stock”). [***] shares of the Common Stock shall be subject to a lockup (the “Lockup”) pursuant to which the Licensor shall agree to not directly or indirectly, offer, sell, contract to sell, grant any option to purchase, hypothecate, pledge, or otherwise dispose of or transfer title to any of the Common Stock for a period of [***] years after the date that the stock is granted. Notwithstanding the previous sentence (a) in the event of a Change of Control, [***], (b) upon the Design Freeze of the GLIF Product [***], and (c) upon the Market Launch of the GLIF Product [***].

4.1.2 Milestone Payments. Licensee shall pay Licensor a milestone payment (each a “Milestone Payment”) in the amount specified below no later than thirty (30) days after the occurrence of the corresponding event designated below, unless this Agreement has been terminated prior to such due date. All Milestone Payments described in this Section 4.1.2 shall not be credited against earned royalties.

Event	Milestone Payment
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

4.1.3 Market Launch Milestone. In the event that the Market Launch of the GLIF Product has not occurred within [***] of the Effective Date (the “GLIF Projected Market Launch Date”), the Licensor shall be entitled to terminate the license granted pursuant to this Agreement with respect to the Licensed Patent Rights and the Licensed Technology, unless the primary reason that such launch date has not been met is due to the Licensor's failure to meet the obligations set forth in Section 3.1.2; provided that the Licensor shall not be entitled to terminate under this section the license granted pursuant to this Agreement with respect to the Licensed Patent Rights and Licensed Technology if the Licensee pays the Licensor [***] within [***] after the GLIF Projected Market Launch Date, such payment to be in addition to and not credited against future royalties due to Licensor.

4.1.4 Royalty Payments for GLIF Product. During the Royalty Term, Licensee shall pay to Licensor earned royalties at the rate of [***] of all Net Sales of the GLIF Product sold by Licensee.

4.1.5 Royalty Payments for Non-GLIF Licensed Products. During the Royalty Term, Licensee shall pay to Licensor earned royalties at the rate of [***] of all Net Sales of Licensed Products (excluding the GLIF Product) sold by Licensee.

4.1.6 Minimum Royalties. Licensee shall pay Licensor the following minimum amounts each calendar year listed next to such amount. No minimum annual royalty described in this Subsection 4.1.6 shall be credited against or otherwise reduce any other amounts payable hereunder. For a particular calendar year, in the event that the sum of the earned royalties on Net Sales paid in accordance with Subsections 4.1.4, 4.1.5 and 4.1.7 with respect to the four calendar quarters of such calendar year are less than the minimum annual royalty for such year designated below, the obligation to pay the difference to Licensor (the “Royalty Shortfall Payment”) shall be payable by Licensee no later than [***] following the end of such calendar year:

Calendar Year Ending	Minimum Annual Royalty
[***]	[***]
[***]	[***]

In the event that the Licensee fails to pay the Royalty Shortfall Payment within the applicable time period, the Licensor shall be entitled to terminate this Agreement, provided that the Licensor gives notice of the requirement to pay the Royalty Shortfall Amount to the Licensee and gives the Licensee [***] to pay such amount.

4.1.7 Payment of Royalties. For purposes of determining when a sale of any Licensed Product occurs under this Agreement, the sale shall be deemed to occur on the date the Licensed Product is invoiced and paid for in full by the purchaser. Each royalty payment shall be accompanied by a report specifying: the Net Sales (including an accounting of deductions taken in the calculation of Net Sales); the applicable exchange rate to convert from any foreign country’s currency to United States Dollars (which calculation shall be determined in accordance with Section 4.2.1); and the royalties payable in United States Dollars. Unless otherwise expressly provided, Licensee shall make any royalty payments owed to Licensor hereunder in arrears, within thirty (30) days from the end of each quarter in which such payment accrues.

4.1.8 Third Party Royalty Offset. In the event that Licensee, in order to exploit the license granted to it under Section 2.1 of this Agreement, makes payments to one or more Third Parties (“Third Party Payments”) as consideration for a license to intellectual property, in the absence of which the Licensed Product could not legally be used or sold in such country, then Licensee shall have the right to reduce the royalties otherwise due to Licensor in Sections 4.1.3 and 4.1.4 for such Licensed Product by [***] of such Third Party Payments. Payments to any Third Party by Licensee shall be cumulative and any excess payments uncredited to a particular royalty payment period shall be credited to future royalty payments owed by Licensee or until fully credited. The Parties agree that the Third Party Payments referred to in this Section 4.1.8 shall not apply to any royalty obligations to which the Licensee is a party as of the Effective Date.

4.1.9 One Royalty. Only one royalty, shall be payable to Licensor hereunder for each sale of a Licensed Product.

4.2 Accounting and Withholding.

4.2.1 Accounting. All payments hereunder shall be made in the United States in United States dollars. Conversion of foreign currency to United States dollars shall be made at the conversion rate existing in the United States (as reported in The Wall Street Journal) on the last business day of the quarter immediately preceding the applicable calendar quarter. If The Wall Street Journal ceases to be published, then the rate of exchange to be used shall be that reported in such other business publication of national circulation in the United States as the Parties reasonably agree.

4.2.2 Tax Withholding; Restrictions on Payment. Licensee shall make, out of amounts due Licensor, any applicable withholding or other required tax or duty payments it is required by law to make on behalf of Licensor and shall provide Licensor upon request with such written documentation regarding any such payment as available to Licensee relating to an application by Licensor for a foreign tax credit for such payment with the United States Internal Revenue Service.

4.3 Royalty Payments; Review.

4.3.1 Royalties. Commencing as of the date of first commercial sale of the first Licensed Product hereunder, Licensee and its affiliates and Sublicensees shall keep for at least two (2) years from the end of the calendar year to which they pertain, complete and accurate records of sales by Licensee or its affiliates and Sublicensees, as the case may be, of each Licensed Product, in sufficient detail to allow the accuracy of the payments hereunder to be confirmed.

4.3.2 Review. At the request of Licensor, which shall not be made more frequently than once per calendar year during the Term, upon at least thirty (30) days’ prior written notice from Licensor, and at the expense of Licensor; Licensee shall permit, under a confidentiality agreement with terms no less onerous than those hereunder, an independent certified public accountant reasonably selected by Licensor and reasonably acceptable to Licensee to inspect (during regular business hours) the relevant records required to be maintained by Licensee under this Section 4.5.

5. TREATMENT OF CONFIDENTIAL INFORMATION

5.1 Confidential Obligations. Licensor and Licensee each recognize that the other Party’s Confidential Information constitutes highly valuable and proprietary confidential information. Licensor and Licensee each agree that during the Royalty Term and for five (5) years thereafter, it will keep confidential, and will cause its employees, consultants, affiliates and sublicensees to keep confidential, all Confidential Information of the other Party. Neither Licensor nor Licensee nor any of their respective employees, consultants, affiliates or sublicensees shall use Confidential Information of the other Party for any purpose whatsoever other than exercising any rights granted to it or reserved by it hereunder. Without limiting the foregoing, each Party may disclose information to the extent such disclosure is reasonably necessary to (a) file and prosecute patent applications and/or maintain patents which are filed or prosecuted in accordance with the provisions of this Agreement, (b) file, prosecute or defend litigation in accordance with the provisions of this Agreement, or (c) comply with applicable laws, regulations or court orders; provided, however, that if a Party is required to make any such disclosure of the other Party’s Confidential Information in connection with any of the foregoing, it will give reasonable advance notice to the other Party of such disclosure requirement and will use reasonable efforts to cooperate with such other Party in efforts to secure confidential treatment of such information required to be disclosed.

5.2 Limited Disclosure and Use. Licensor and Licensee each agree that any disclosure of the other Party’s Confidential Information to any officer, employee, consultant or agent of the other Party or any of its affiliates or Sublicensees shall be made only if and to the extent necessary to carry out its rights and responsibilities under this Agreement, shall be limited to the maximum extent possible consistent with such rights and responsibilities and shall only be made to the extent any such persons are bound by written confidentiality obligations to maintain the confidentiality thereof and not to use such Confidential Information except as expressly permitted by this Agreement. Licensor and Licensee each further agree not to disclose or transfer the other Party’s Confidential Information to any Third Parties under any circumstance without the prior written approval from the other Party (such approval not to be unreasonably withheld), except as otherwise required by law, and except as otherwise expressly permitted by this Agreement. Each Party shall take such action, and shall cause its affiliates or Sublicensees to take such action, to preserve the confidentiality of each other’s Confidential Information as it would customarily take to preserve the confidentiality of its own Confidential Information, using, in all such circumstances, not less than reasonable care. Each Party, upon the request of the other Party, will return all the Confidential Information disclosed or transferred to it by the other Party pursuant to this Agreement, including all copies and extracts of documents and all manifestations in whatever form, within sixty (60) days of such request or, if earlier, the termination or expiration of this Agreement; provided however, that a Party may retain (a) any Confidential Information of the other Party relating to any license which expressly survives such termination and (b) one (1) copy of all other Confidential Information in inactive archives solely for the purpose of establishing the contents thereof.

5.3 Publicity. Neither Party may publicly disclose the existence or terms or any other matter of fact regarding this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed; provided, however, that either Party may make such a disclosure (a) to the extent required by law or by the requirements of any nationally recognized securities exchange, quotation system or over-the-counter market on which such Party has its securities listed or traded, or (b) with respect to Licensee, to any prospective Sublicensees or transferees or to investors, prospective investors, lenders and other potential financing sources who are obligated to keep such information confidential. The Parties, upon the execution of this Agreement, will mutually agree to a press release with respect to this transaction for publication. Once such press release or any other written statement is approved for disclosure by both Parties, neither Party may make subsequent public disclosure of the contents of such statement without the further approval of the other Party.

5.4 Use of Name. Neither Party shall employ or use the name of the other Party in any promotional materials or advertising without the prior express written permission of the other party.

6. PROVISIONS CONCERNING THE FILING, PROSECUTION AND MAINTENANCE OF PATENT RIGHTS

6.1 Patent Filing, Prosecution and Maintenance. With respect to any Licensed Patent Rights that are exclusive to the Licensee, the Licensee shall be responsible for and shall use reasonable efforts in preparing, filing, prosecuting, obtaining and maintaining all Licensed Patent Rights, and any patent rights in Licensed Technology or Improvements in the countries of its choosing using patent counsel chosen by Licensee. The related costs shall be borne entirely by the Licensee. Licensor shall have the right to participate with Licensee in the prosecution of each patent application of the Licensed Patent Rights. Licensor agrees to send Licensee copies of all file histories and prosecution documents for each of the patent applications of the Licensed Patent Rights, within thirty (30) days of receipt by Licensor. Licensor shall have the right, but not the obligation, to assume responsibility for any Licensed Patent Rights which Licensee intends to abandon or otherwise cause or allow to be forfeited. Licensee shall give Licensor at least sixty (60) days written notice prior to abandonment or other forfeiture of any Licensed Patent Rights or any part of the Licensed Patent Rights so as to permit Licensor to exercise its rights under this Section 6.1.

6.2 Notice of Infringement. If, during the Royalty Term, either Party learns of any actual, alleged or threatened infringement by a Third Party of any Licensed Patent Rights under this Agreement, such Party shall promptly notify the other Party and shall provide such other Party with available evidence of such infringement.

6.3 Infringement of Patent Rights. Licensee shall have the first right (but not the obligation), at its own expense and with legal counsel of its own choice, to bring suit (or take other appropriate legal action) against any actual, alleged or threatened infringement of the Licensed Patent Rights. Licensor shall have the right, at its own expense, to be represented in any such action by Licensee by counsel of Licensor’s own choice; provided, however, that under no circumstances shall the foregoing affect the right of Licensee to control the suit as described in the first sentence of this Section 6.3. Any damages, monetary awards or other amounts recovered, whether by judgment or settlement, pursuant to any suit, proceeding or other legal action taken under this Section 6.3, shall applied as follows:

(a) first, to reimburse the cost of Licensee for its reasonable costs and expenses (including reasonable attorneys’ fees and costs) incurred in prosecuting such enforcement action;

(b) second, to Licensee in reimbursement for lost sales (net of royalties) associated with Licensed Products and to Licensor in reimbursement for lost royalties owing hereunder based on such lost sales;

(c) third, to reimburse the costs of Licensor for its reasonable costs and expenses (including reasonable attorneys’ fees and costs) incurred in prosecuting such enforcement action; and

(d) fourth, any amounts remaining shall be allocated to each Party on a pro rata basis based on each Party’s losses attributable to the infringement.

If Licensee brings any such action or proceeding hereunder, Licensor agrees to be joined as party plaintiff if necessary to prosecute such action or proceeding, and to give Licensee reasonable assistance and authority to file and prosecute the suit.

7. REPRESENTATIONS AND WARRANTIES

7.1 Licensor Representations. Licensor represents and warrants to Licensee that:

(a) the execution and delivery of this Agreement and the performance of the transactions contemplated hereby have been duly authorized by all appropriate Licensor actions;

(b) this Agreement is a legal and valid obligation binding upon Licensor and enforceable in accordance with its terms, and the execution, delivery and performance of this Agreement by the Parties does not conflict with any agreement, instrument or understanding to which Licensor is a party or by which it is bound;

(c) Licensor has the full right and legal capacity to grant the rights granted to Licensee hereunder without violating the rights of any Third Party;

(d) Licensed Patent Rights have been properly filed and prosecuted and Licensor is the sole owner of the Licensed Patent Rights and Licensed Technology;

(e) Licensor is not aware of any Third Party patent, patent application or other intellectual property rights that would be infringed (i) by practicing Licensed Technology, or (ii) by making, using, offering for sale, selling or importing Licensed Products;

(f) Licensor is not aware of any infringement or misappropriation by a Third Party of the Licensed Patent Rights or Licensed Technology;

7.2 Licensee Representations. Licensee represents and warrants to Licensor that:

(a) the execution and delivery of this Agreement and the performance of the transactions contemplated hereby have been duly authorized by all appropriate Licensee corporate action; and

(b) this Agreement is a legal and valid obligation binding upon Licensee and enforceable in accordance with its terms, and the execution, delivery and performance of this Agreement by the Parties does not conflict with any agreement, instrument or understanding to which Licensee is a party of or by which it is bound.

7.3 No Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY OTHER REPRESENTATION OR EXTENDS ANY ADDITIONAL WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED.

8. INDEMNIFICATION

8.1 Indemnification.

8.1.1 Licensee Indemnity. Licensee shall indemnify, defend and hold harmless Licensor, its affiliates and their respective directors, officers, employees, stockholders and agents and their respective successors, heirs and assigns (the “Licensor Indemnitees”) from and against any liability, damage, loss or expense (including reasonable attorneys’ fees and expenses of litigation) incurred by or imposed upon such Licensor Indemnitees, or any of them, in connection with any Third Party claims, suits, actions, demands or judgments to the extent arising out of (a) the development, testing, production, manufacture, supply, promotion, import, sale or use by any person of any Licensed Product (or any component thereof) manufactured or sold by Licensee or any affiliate or Sublicensee under this Agreement, (b) any material breach of this Agreement by Licensee, or (c) the negligence or willful misconduct on the part of Licensee, except in all cases to the extent of Licensor’s responsibility therefore under Section 8.1.2 below.

8.1.2 Licensor Indemnity. Licensor shall indemnify, defend and hold harmless Licensee, its affiliates and their respective directors, officers, employees, and agents,

and their respective successors, heirs and assigns (the “Licensee Indemnitees”), from and against any liability, damage, loss or expense (including reasonable attorneys’ fees and expenses of litigation) incurred by or imposed upon such Licensee Indemnitees, or any of them, in connection with any Third Party claims, suits, actions, demands or judgments to the extent arising out of (a) any actions or omissions of Licensor under this Agreement, (b) any material breach of this Agreement by Licensor, or (c) the negligence or willful misconduct on the part of Licensor, except in all cases to the extent of Licensee’s responsibility therefore under Section 8.1.1 above.

8.2 Indemnification Procedures. In the event that any Indemnitee is seeking indemnification under Section 8.1 above from a Party (the “Indemnifying Party”), the other Party shall notify the Indemnifying Party of such claim with respect to such Indemnitee as soon as reasonably practicable after the Indemnitee receives notice of the claim, and the Party (on behalf of itself and such Indemnitee) shall permit the Indemnifying Party to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration) and shall cooperate as requested (at the expense of the Indemnifying Party) in the defense of the claim. The indemnification obligations under Article 8 shall not apply to any harm suffered as a direct result of any delay in notice to the Indemnifying Party hereunder or to amounts paid in settlement of any claim, demand, action or other proceeding if such settlement is effected without the consent of the Indemnifying Party, which consent shall not be withheld or delayed unreasonably. The Indemnitee, its employees and agents, shall reasonably cooperate with the Indemnifying Party and its legal representatives in the investigation of any claim, demand, action or other proceeding covered by Section 8.1.

9. TERM AND TERMINATION

9.1 Expiration. The Term shall expire upon the expiration of the final payment obligation under Section 4 above. Upon the expiration of the Term of this Agreement, Licensee shall have a fully paid-up, irrevocable, freely transferable and sublicensable license in the Territory under the Licensed Patent Rights and Licensed Technology, to develop, have developed, make, have made, use, have used, sell, have sold, offer for sale, import and have imported any and all Licensed Products.

9.2 Termination Rights for Breach and Voluntary Termination.

9.2.1 Termination for Breach. Subject to the other terms of this Agreement, this Agreement and the rights granted herein may be terminated by either Party upon any material breach by the other Party of any material obligation or condition, effective ninety (90) days after giving written notice to the breaching Party of such termination, which notice shall describe such breach in reasonable detail. The foregoing notwithstanding, if such material breach is cured or remedied or shown to be non-existent or not to be material within the aforesaid ninety (90) day period, the notice shall be automatically withdrawn and of no effect.

9.2.2 Voluntary Termination. Licensee shall have the right to terminate this Agreement at any time upon thirty (30) days prior written notice to Licensor.

9.2.3 Voluntary Termination following a Change of Control. If following a Change in Control the successor-in-interest to the Licensee does not agree in writing to assume the obligations of the Licensee as set forth in this Agreement, such successor-in-interest to the Licensee shall be entitled to terminate this Agreement in exchange for a payment of [***] to the Licensor within [***] of the closing of such Change of Control.

9.3 Termination for Bankruptcy. In the event that either Party files for protection under bankruptcy laws, makes an assignment for the benefit of creditors, appoints or suffers appointment of a receiver or trustee over its property, files a petition under any bankruptcy or insolvency act or has any such petition filed against it which is not discharged within ninety (90) days of the filing thereof, then the other Party may terminate this Agreement effective immediately upon written notice to such Party.

9.4 Effects of Termination.

9.4.1 Termination for Licensee Breach. Upon any termination of this Agreement by Licensor under Sections 9.2.1 or 9.3, or by Licensee or its successor-in-interest pursuant to Section 9.2.2 or Section 9.2.3, as of the effective date of such termination all relevant licenses and sublicenses granted by Licensor to Licensee hereunder shall terminate automatically. Notwithstanding the foregoing, (a) no such termination of this Agreement shall be construed as a termination of any valid sublicense of any Sublicensee hereunder, and thereafter each such Sublicensee shall be considered a direct licensee of Licensor, provided that (i) such Sublicensee is then in full compliance with all terms and conditions of its sublicense, (ii) all accrued payments obligations to Licensor have been paid, and (iii) such Sublicensee agrees in writing to assume all applicable obligations of Licensee under this Agreement, and (b) Licensee and its affiliates and Sublicensees shall have the right, for [***] or such longer time period on which the Parties mutually agree in writing, to sell or otherwise dispose of all Licensed Products then on hand, with royalties to be paid to Licensor on all Net Sales of such Licensed Products as provided for in this Agreement.

9.4.2 Termination for Licensor Breach. Upon any termination of this Agreement by Licensee under Section 9.2.1 or 9.3, as of the effective date of such termination, Licensee thereafter automatically shall have a fully sublicensable and transferable, fully paid up, exclusive license in the Territory under the Licensed Patent Rights and Licensed Technology, to develop, have developed, make, have made, use, have used, sell, have sold, offer for sale, import and have imported any and all Licensed Products and to practice the Licensed Technology, provided that Licensee shall pay, for the remainder of any royalty term hereunder, in lieu of any other payments, including milestone payments, royalty payments and minimum royalty payments, it would otherwise owe to Licensor under this Agreement, a royalty equal to one quarter (1/4) of the royalty rate that would otherwise apply with respect to the Licensed Product hereunder.

9.5 Remedies. Except as otherwise expressly set forth in this Agreement, the termination provisions of this Article 9 are in addition to any other relief and remedies available to either Party at law.

9.6 Surviving Provisions. Notwithstanding any provision herein to the contrary, the rights and obligations of the Parties set forth in Sections 2.2, 2.3, 4.3, 5, 6, 8, 9.4, 9.6, 10, and 11 (to the extent relevant) as well as any rights or obligations otherwise accrued hereunder (including any accrued payment obligations), shall survive the expiration or termination of the Term. Without limiting the generality of the foregoing, Licensee shall have no obligation to make any payment to Licensor that has not accrued prior to the effective date of any termination of this Agreement, but shall remain liable for all such payment obligations accruing prior to the effective date of such termination.

10. DISPUTES

10.1 Negotiation. The Parties recognize that a bona fide dispute as to certain matters may from time to time arise during the term of this Agreement that relates to either Party’s rights and/or obligations hereunder. In the event of the occurrence of such a dispute, either Party may, by written notice to the other Party, have such dispute referred to their respective senior officials designated below or their successors, for attempted resolution by good faith negotiations within sixty (60) days after such notice is received. Said designated senior officials are as follows:

For Licensee: President and Chief Executive Officer

For Licensor: Javier Garcia-Bengochea, M.D.

In the event the designated senior officials are not able to resolve such dispute within the sixty (60) day period, Section 10.2 shall apply.

10.2 Arbitration. Subject to Section 10.1, any dispute, controversy or claim initiated by either Party arising out of, resulting from or relating to this Agreement, or the performance by either Party of its obligations under this Agreement (other than bona fide Third Party actions or proceedings filed or instituted in an action or proceeding by a Third Party against a Party), whether before or after termination of this Agreement, shall be finally resolved by binding arbitration. The Party instituting arbitration proceedings hereunder shall give written notice to that effect to the other Party. Any such arbitration shall be conducted under the Commercial Arbitration Rules of the American Arbitration Association by a panel of three arbitrators appointed in accordance with such rules. Any such arbitration shall be held in San Diego County, CA. The method and manner of discovery in any such arbitration proceeding shall be governed by the laws of the State of California. The arbitrators shall have the authority to grant injunctions and/or specific performance and to allocate between the Parties the costs of arbitration in such equitable manner as they determine. Judgment upon the award so rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be. In no event shall a demand for arbitration be made after the date when institution of a legal or equitable proceeding based upon such claim, dispute or other matter in question would be barred by the applicable statute of limitations. Notwithstanding the foregoing, either Party shall have the right, without waiving any right or remedy available to such Party under this Agreement or otherwise, to seek and obtain from any court of competent jurisdiction any interim or provisional relief that is necessary or desirable to protect the rights or property of such Party, pending the selection of the arbitrators hereunder or pending the arbitrators’ determination of any dispute, controversy or claim hereunder.

11. MISCELLANEOUS

11.1 Notification. All notices, requests and other communications hereunder shall be in writing, shall be addressed to the receiving party’s address set forth below or to such other address as a party may designate by notice hereunder, and shall be either (a) delivered by hand, (b) sent by nationally-recognized overnight courier service providing evidence of receipt, or (c) sent by registered or certified mail, return receipt requested, postage prepaid. The addresses and other contact information for the Parties are as follows:

If to Licensor:	JGMG Bengochea, LLC 4901 VanDiveer Rd. Jacksonville FL 32210 Attention: Javier Garcia-Bengochea, M.D.

With a copy to:	Rogers Towers, P.A. 1301 Riverplace Boulevard Suite 1500 Jacksonville, FL 32207 Attention: Thomas C. Saitta, Esq.

If to Licensee:	Alphatec Spine, Inc. 2051 Palomar Airport Road, Suite 100 Carlsbad, CA 92011 Attn: President and CEO

With a copy to:	Heller Ehrman, LLP 7 Times Square New York, NY 10036 Attention: Blaine Templeman, Esq.

All notices, requests and other communications hereunder shall be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (ii) if made by telecopy or facsimile transmission, at the time that receipt thereof has been acknowledged by the recipient, (iii) if sent by nationally-recognized overnight courier, on the day such notice is delivered to the recipient, or (iv) if sent by registered or certified mail, on the fifth (5th) business day following the day such mailing is made.

11.2 Governing Law. This Agreement will be construed and interpreted in accordance with the laws of the State of California.

11.3 Limitations. Except as expressly set forth in this Agreement, neither Party grants to the other Party any right or license to any of its intellectual property.

11.4 Entire Agreement. This is the entire Agreement between the Parties with respect to the subject matter hereof and supersedes all prior representations, understandings and agreements between the Parties with respect to the subject matter hereof. No modification shall be effective unless in writing with specific reference to this Agreement and signed by the Parties.

11.5 Waiver. The terms or conditions of this Agreement may be waived only by a written instrument executed by the Party waiving compliance. The failure of either Party at any time or times to require performance of any provision hereof shall in no manner affect its rights at a later time to enforce the same. No waiver by either Party of any condition or term shall be deemed as a continuing waiver of such condition or term or of another condition or term.

11.6 Headings. Section and subsection headings are inserted for convenience of reference only and do not form part of this Agreement.

11.7 Assignment. Neither this Agreement nor any right or obligation hereunder may be assigned, delegated or otherwise transferred, in whole or part, by Licensor without the prior express written consent of Licensee. Any permitted assignee shall assume all obligations of its assignor under this Agreement. Any purported assignment in violation of this Section 11.7 shall be void. Licensee may freely assign this Agreement to other Parties without the consent to Licensor. The terms and conditions of this Agreement shall be binding upon and inure to the benefit of the permitted successors and assigns of the Parties.

11.8 Force Majeure. Neither Party shall be liable for failure of or delay in performing obligations set forth in this Agreement, and neither shall be deemed in breach of its obligations, if such failure or delay is due to natural disasters or any causes beyond the reasonable control of such Party. In event of such force majeure, the Party affected thereby shall use reasonable efforts to cure or overcome the same and resume performance of its obligations hereunder.

11.9 Construction. The Parties hereto acknowledge and agree that: (i) each Party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting Party shall not be employed in the interpretation of this Agreement; and (iii) the terms and provisions of this Agreement shall be construed fairly as to all Parties hereto and not in favor of or against any Party, regardless of which Party was generally responsible for the preparation of this Agreement.

11.10 Severability. If any provision(s) of this Agreement are or become invalid, are ruled illegal by any court of competent jurisdiction or are deemed unenforceable under then current applicable law from time to time in effect during the Term hereof, it is the intention of the Parties that the remainder of this Agreement shall not be affected thereby provided that a Party’s rights under this Agreement are not thereby materially diminished. The Parties hereto covenant and agree to renegotiate any such term, covenant or application thereof in good faith in order to provide a reasonably acceptable alternative to the term, covenant or condition of this

Agreement or the application thereof that is invalid, illegal or unenforceable, it being the intent of the Parties that the basic purposes of this Agreement are to be effectuated.

11.11 Status. Nothing in this Agreement is intended or shall be deemed to constitute a partner, agency, employer-employee, or joint venture relationship between the Parties.

11.12 Section 365(n). All licenses granted under this Agreement are deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to “intellectual property” as defined in Section 101 of such Code. The Parties agree that Licensee may fully exercise all of its rights and elections under the U.S. Bankruptcy Code, regardless of whether either Party files for bankruptcy in the United States or other jurisdiction. The Parties further agree that, in the event Licensee elects to retain its rights as a licensee under such Code, Licensee shall be entitled to complete access to any technology licensed to it hereunder and all embodiments of such technology. Such embodiments of the technology shall be delivered to the Licensee not later than:

(a) the commencement of bankruptcy proceedings against the licensor, upon written request, unless the licensor elects to perform its obligations under the Agreement, or

(b) if not delivered under Section 11.14 above, upon the rejection of this Agreement by or on behalf of Licensee, upon written request.

11.13 Further Assurances. Each Party agrees to execute, acknowledge and deliver such further instructions, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

11.14 Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representative.

ALPHATEC SPINE, INC.		JGMG BENGOCHEA, LLC

By:	/s/ Dirk Kuyper	By:	/s/ Javier Garcia-Bengochea, M.D.
	Name: Dirk Kuyper		Name: Javier Garcia-Bengochea, M.D.
	Title: President and CEO		Title: Managing Member

Schedule A

Licensed Patent Rights

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Exhibit B

Licensed Technology

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